Exhibit 11

                         KVH INDUSTRIES INC.
                  COMPUTATION OF EARNINGS PER SHARE
                (in thousands, except per share data)
                             (unaudited)
                                  For the three months    For the nine months
                                   ended September 30,     ended September 30,
                                 ---------------------- -----------------------
                                       1997        1996       1997       1996
                                    ---------    ---------  ---------- ---------

Net earnings ............................ $1,019   921      2,025      1,428
                                          ====== =====      =====      =====

Shares:
Weighted average number of ..............  7,054 6,907      6,997      6,167
   common shares outstanding
Additional shares assuming conversion of:
   stock options and warrants ...........    470   667       461        726
                                          ------ -----     -----      -----
Average common shares
   outstanding and equivalents ..........  7,524 7,574      7,458      6,893
                                          ====== =====      =====      =====

  Net earnings per common share .........  $0.12  0.27       0.21       0.14
                                           ====== =====      =====     =====


         See the accompanying notes to consolidated financial statements.